Exhibit 99.1

Introduction – Christine Petraglia

Good afternoon everyone and thank you for joining Unusual Machines 3rd quarter 2024 earnings call.

With us today are Unusual Machines CEO Allan Evans and CFO Brian Hoff. Following today’s remarks, we will conduct a Q&A session.

Now, let me hand the call over to CEO Allan Evans, please go-ahead Allan:

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Allan

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Thank you. Before I begin our lawyers have asked me to read the safe harbor.

Please note that the Company’s remarks made during this call, including answers to questions, include forward-looking statements, which are subject to various risks and uncertainties. These statements include:

•	Our expected approval of more products for the Department of Defense DIU Blue Framework this quarter;

•	Our B2B drone component orders this quarter;

•	The impact of our partnership with Red Cat Holdings on future sales;

•	The effect of future U.S. tariffs on our consumer retail business;

•	Our expected revenue and gross margins from the retail market for 2024;

•	Our ability to manage our cash burn and improve margins;

•	Our 2025 revenue and bottom line improvements; and

•	Our liquidity.

Actual results may differ materially from the results predicted, and reported results should not be considered as an indication of future performance.

A discussion of risks and uncertainties related to Unusual Machines Inc.’s business is contained in its filings with the Securities and Exchange Commission, including the Prospectus filed with the Securities and Exchange Commission on October 25, 2024. Further, it is difficult to predict if future tariffs will be imposed that affect our business, and whether the wars in Ukraine and Israel will be affected by the U.S. elections. Additionally, we are dependent upon third parties and in getting on the Blue UAS Framework for our drones in a timely manner and receiving subsequent orders for our made in United States drone parts and drones. Unusual Machines, Inc. disclaims any obligation to update any forward-looking statement as a result of future developments.

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We have some prepared remarks that we want to share to provide clarity on our third quarter results. As usual, I apologize if I seem a little robotic while reading, but trust me, this is the best way to be sure we provide you with all the information we want to share. After our comments, both Brian and I will be happy to answer any questions in an open Q&A session. I will provide instruction on asking questions after our prepared remarks.

I want to start by recognizing the hard work that the entire team has put in this quarter. Thank you!

This is only our third earnings report as a public company. This is the first quarter where we have our own manufactured product. This represents the very beginning of our work toward growing our components business and onshoring production. This timeline may feel slow to traders, but it is happening faster than we originally anticipated. For me, the most important thing is to continue to focus on our three priorities: cashflow, operations, and growth.

Priority one is cashflow. We started the quarter with $2.2 million. We finished the quarter with approximately $1.7 million, which matches what we said we expected at the end of last quarter. We also closed a private placement (PIPE) financing at the end of October for net proceeds of approximately $1.7 million which leaves us feeling very comfortable with our cash position heading into the fourth quarter.

Going forward, we plan on shifting toward growth. This will probably result in a slightly higher burn rate as we aggressively capitalize on the components business and the potential change in tariffs from the new administration. We see this as a window of opportunity where we can materially improve the top and bottom lines over the next twelve months.

Priority two is operations. For the quarter, we generated approximately $1.5 million in sales at 26% gross margin. This is approximately a 9% increase over the second quarter and remains ahead of our target of $5M in sales for 2024. This is more impressive than the raw numbers would seem because it was done in a typically slower quarter for retail sales.

Priority three is growth. I will delay any discussions around this until Brian has a chance to discuss our financial results in more detail. Prior to handing it off to Brian, I want to discuss some of the unusual cap table and debt activity to provide context for some of the deeper financial analysis.

In order to reduce debt and other cash outlays, we negotiated conversion of $1M in outstanding debt to equity at above market rates. We also reduced our interest on the rest of the debt from 8% to 4% for providing some additional conversion optionality at $1.99 which was about 50 cents above our share price at the time. This activity is great for the business but creates some GAAP results that need to be recorded. So – thank you Brian for the long hours working through derivative calculations. With that, I am handing the call off to our CFO, Brian Hoff.......................

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Brian

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Thank you Allan and thank you all for joining us this afternoon.

As Allan noted, we ended the three months ended Sept 30 at $1.5 million in revenue at 26% gross margin, which put us approximately at $3.6 million and 28% gross margin YTD since the acquisitions of Fat Shark and Rotor Riot in February.

I want to focus next on our loss from operations of $1.4 million for the quarter. This includes approximately $400 thousand of non-cash stock compensation expense. Backing that out, that puts our net loss from operations around $1.0 million. We had another $400 thousand in public company expenses during the quarter and an increase in professional fees related to our re-audit we completed in August and some other legal costs. That puts our loss from normal operations around $550 thousand.

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As Allan mentioned a few moments ago, you will also see a few new line items on our P&L in other expenses, below the loss from operations. This all relates to the derivative accounting Allan mentioned above and is approximately $700 thousand of non-cash additional expense that led to our overall net loss of $2.1 million.

Moving to the balance sheet, we ended the quarter at $1.7 million cash, which was in line with our expectations at the end of Q2. We also recently closed our PIPE at the end of October for an additional $1.7 million in net proceeds, which means we are heading into the fourth quarter in a healthy cash position. We are continuing to manage our inventory balances closely and we ended the third quarter in line with expectations and we are also gearing up for our Q4 holiday push.

We converted $1.0 million of debt into equity and added the optional conversion feature Allan mentioned above which provides options to settle the remaining $3.0 million of debt over the next year. The derivative accounting related to the debt amendment added the $600 thousand worth of liabilities that are non-cash GAAP items.

Our goodwill and unallocated purchase price related to the purchase accounting for the acquisitions is approximately $19.6 million. Now that the working capital adjustment has been finalized, we will be working during this quarter to complete our allocation of the purchase price and have any updates by the end of the year.

We are excited with the progress we have made heading into the fourth quarter especially as we have a full quarter of our BlueUAS Brave F7 Flight Controller orders being fulfilled during Q4 and the larger holiday push. We feel confident in our current cash position to allow us to focus on growth initiatives, which is a good place to kick it back over to Allan.

Thank you!

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Allan

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Thanks Brian.

There are a few items I want to clarify before we dive into the exciting stuff. All of this debt conversion and the PIPE have created some changes to our capitalization table. In order to simplify things, I want to explain how we see it. We have common stock and preferred stock that just converts to common stock with no other gimmicks aside from a % blocker. Our total common stock if the preferred is converted would be about 12.6 million shares. We also have cash only warrants and stock reserved for the conversion of debt. Almost all of this is at $1.99 and represents value the company would receive. If all the warrants are exercised and the debt is converted, the company would realize about $7 million in additional value – basically cash – and this represents about another 3.5 million shares. This conversion is something we intentionally structured to broadcast our next financing so that nobody needs to be surprised when doing their calculations.

As part of finalizing everything, we have a shareholder meeting on December 2nd. It is important that you vote – especially because we don’t have shareholder concentration. As I just mentioned we expect to use the warrants as our next financing and that is why we suggest you vote yes on the shares issuance above 19.9%. It is not approval for anything other than those warrant shares being able to be issued and the notes being converted – so if you say yes – we can get the money sooner and further simplify our cap table. Please read your proxy statement and vote right after this call if you can.

Speaking of voting… we just had a major election that we expect will have some impact on the future of our company. We are accelerating inventory orders and domestic production in anticipation of the benefits we will see from a change in tariffs on Chinese made drone parts which we expect will improve our gross margins on everything we make domestically. This further galvanizes our growth plans and introduces some uncertainty around the European market in 2025. Before I dive into it further, I want to note that my comments are generally forward-looking and are in no way assured.

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We are working very hard to accelerate our made in the U.S. component business. The Brave 7 has been well received we anticipate another one or two products being approved for the DIU Blue list this quarter. I am very proud of how well our team has served our larger customers to date and expect this component business to start to significantly contribute to our revenue in quarter 4. Most of our initial orders are coming from Europe due to the ongoing conflict in Ukraine. I would say there is significant uncertainty around this segment long-term but in the short term, there is massive demand and we are currently in the bidding process for some large multi-million dollar contracts.

In addition to enterprise component sales, we have the opportunity to sell our US made components individually or as part of our ready to fly drones through our Rotor Riot channel. If a tariff is put in place, our domestic components represent a very quick way to improve our margins or our prices relative to our retail competitors because they do not have domestic production in place. If properly managed this advantage can improve both revenue and gross margin.

The U.S. Defense spending for the FPV category was below our expectations during the last fiscal year. We do see a long term opportunity in complete FPV drone products through our partnership with Red Cat Holdings. We are the selected supplier for the FANG drone and also hope to be a component provider for some of their other products like the Teal Black Widow and the Flight Wave Edge 130.

The next two months are the holiday season and are typically the strongest quarter for us for retail sales. We plan on focusing on having a strong holiday while positioning for the new administration in January. We don’t expect to have visibility into B2B sales or tariff impacts until sometime in the first quarter of next year but are optimistic that the changes could rapidly accelerate our growth plans.

Before I conclude my prepared remarks, I want to again say thank you to our entire staff and all of our shareholders Please remember to vote after this call. With that, I will open the call up to questions.

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